Exhibit 99.1

NEWS RELEASE
November 16, 2005

Quincy Energy Corp. and

Energy Metals Corporation agree to

Business Combination

Toronto, Ontario – Quincy Energy Corp. (TSX-V: QUI; OTCBB: QCYE) (“Quincy”) is pleased to announce that it has entered into an letter of intent with Energy Metals Corporation (TSX-V: EMC) ("EMC") dated November 13, 2005 (the "Letter Agreement"), whereby the parties will enter into a business combination through an offer to purchase and take over bid, plan of arrangement or other business combination (the "Proposed Transaction").

Pursuant to the terms of the Letter Agreement, holders of Quincy’s common shares will be issued one (1) common share of EMC for every five (5) common shares of Quincy issued and outstanding as of the record date for the Proposed Transaction.

Quincy currently has 47,756,330 common shares, 4,440,000 stock options and 8,499,040 common share purchase warrants issued and outstanding.  Holders of 10,798,500 shares of Quincy have agreed to tender their shares to the Proposed Transaction.

EMC is a Canadian listed company involved in developing resources to power the 21st century. EMC has adopted a corporate strategy to focus on the acquisition and development of uranium assets in politically favorable and mining-friendly jurisdictions within the United States to take advantage of the continuing growth in the U.S. and worldwide of demand for electrical energy. This increasing consumption is occurring at a time when uranium mine supplies are dwindling and inventories are being depleted.

EMC is targeting advanced uranium prospective properties in Wyoming that are amenable to ISL (in-situ leaching). This form of uranium mining was pioneered in Wyoming. It utilizes water wells and oxygen-fortified groundwater to mine the uranium in place. EMC is also actively advancing other conventional mining and ISL opportunities for uranium properties in the States of Arizona, Nevada, Oregon, South Dakota, Texas, Utah and Wyoming.

Since March of 2005, Quincy and EMC have had a working relationship respecting the acquisition, exploration, development, and mining of uranium mineral deposits.  William Sheriff, a director and shareholder of Quincy is also a director, officer and shareholder of EMC.  Mr. Sheriff has agreed with Energy Metals to pool the Energy Metals shares which he will receive upon closing of the Proposed Transaction for a period of 18 months.

The ultimate structure of the Proposed Transaction will be subject to review of applicable tax, accounting, corporate and securities law issues. Completion of the Proposed Transaction is subject to a number of conditions, including, but not limited to, completion of due diligence, entering into of formal agreements, and receipt of all required regulatory and shareholder approvals. In addition, completion of the Proposed Transaction will be subject to termination in the event of any material adverse change in either EMC’s or Quincy’s operations, financial condition, prospects or permits. Should the Board of Quincy determine that a superior proposal has been made, and they recommend that proposal to Quincy’s shareholders, Quincy has agreed to pay EMC a break fee equal to 4% of the transaction value.  There can be no assurance that the Proposed Transaction will be completed as proposed or at all.   EMC has paid to Quincy USD$500,000 as a non-refundable deposit to be forfeit to Quincy if EMC does not proceed with the Proposed Transaction.

Dan Farrell, Chairman & CEO said: “The business combination will expand upon the existing relationship between Quincy and Energy Metals and brings to bear collaborative synergies in expertise, land packages and financial resources which will position our combined companies to become a major player in the marketplace.”

Quincy has agreed to re-price 1,475,000 of the 1,675,000 options announced on October 25, 2005 from CAD $0.50 to CAD $0.75.  Quincy has also entered into a Consulting Contract with Mac Balkam of Toronto, Ontario pursuant to which Mr. Balkam has agreed to provide various consulting services (including investor relations consulting services) to Quincy.   Mr. Balkam was a registered investment advisor with several major Toronto brokerages from 1981 through 2004.  Quincy has agreed to pay Mr. Balkam CAD $5,000 per month and issue options to acquire 200,000 shares of common stock at a price of CAD $0.50 per share, which options were previously announced on October 25, 2005.

About Quincy Energy Corp.

Quincy Energy Corp. is a US company which has acquired interests in several historic uranium properties in the United States and Canada, including the Crownpoint and Hosta Butte projects, located in McKinley County, New Mexico, the Hansen (Tallahassee Creek) project, located in Fremont County, Colorado, the Aurora project located in Malheur county, Oregon, the Horse Creek project located in Natrona County, Wyoming, the Arizona Pipes project located in Mohave and Coconino Counties, Arizona and the Elliot Lake project located in Buckles Township, Ontario.  Quincy has assembled an experienced team of industry professionals whose mandate is to advance these projects through the permitting stage and into production. Quincy is well positioned to respond to the global demand for uranium arising from increasing consumption of electrical energy and increasing fossil fuel costs.

To find out more about Quincy Energy Corp. visit our website at www.quincyenergy.com or contact:

Daniel Farrell, Chairman & CEO	T: (416) 361-2830	E: dfarrell@quincyenergy.com
Art Ettlinger, President & COO	T: (604) 685-1964	E: aettlinger@quincyenergy.com
Murray Black, Corporate Development	T: (416) 361-2829	E: mblack@quincyenergy.com

THIS PRESS RELEASE WAS PREPARED BY QUINCY ENERGY CORP., WHICH ACCEPTS THE RESPONSIBILITY AS TO ITS ACCURACY. THE TSX VENTURE EXCHANGE DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause Quincy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy’s operations. These and other risks are described in the Company’s Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.